Exhibit 4.2

THE SECURITY REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, THIS SECURITY MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THE TRANSFER OF THIS SECURITY IS ALSO SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECURITY PURCHASE AGREEMENT, DATED AS OF NOVEMBER 8, 2023, AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN SEQUANS COMMUNICATIONS S.A. (THE “COMPANY”) AND THE PURCHASER PARTY THERETO.

SEQUANS COMMUNICATIONS S.A.

SUBORDINATED NOTE

November 8, 2023 $6,000,000.00

SEQUANS COMMUNICATIONS S.A., a société anonyme incorporated in the French Republic (the “Company”), hereby promises to pay to the order of Renesas Electronics America Inc. (the “Purchaser”), a California corporation, (i) the principal amount of Six million and 00/100 Dollars ($6,000,000.00) (the “Principal Amount”) and (ii) accrued interest on the Principal Amount in accordance with Article II hereof. This Subordinated Note (the “Note”) is being issued pursuant to a Security Purchase Agreement, dated as of November 8, 2023 (the “Purchase Agreement”), between the Company and Purchaser. The Purchase Agreement contains terms governing the rights of the holder of this Note, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

ARTICLE I
Defined Terms

The terms defined in this Article I (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Note shall have the respective meanings specified in this Article I. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article I include the plural as well as the singular.

“Acceleration Date” shall have the meaning specified in Section 2.3.

“ADSs” means the Company’s American Depositary Shares, each representing four Ordinary Shares.

“Business Day” shall mean any day other than a Saturday, a Sunday, or any other day on which banks in New York City, Tokyo or Paris are authorized or required by law or other governmental action to be closed.

“Company” shall have the meaning specified in the preamble.

“Company Termination Fee” has the meaning set forth in the MoU.
“Event of Default” shall have the meaning specified in Section 4.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Independent Financial Advisor” shall mean an investment banking or accounting firm of international standing.

“Maturity Date” shall have the meaning specified in Section 2.2.

“MoU” means that certain Memorandum of Understanding, dated as of August 4, 2023, by and between Renesas Electronics Corporation, a Japanese corporation, and the Company as amended by Amendment No. 1 to the Memorandum of Understanding, dated September 2, 2023 (as it may be further amended, restated or supplemented from time to time in accordance with its terms).

“Ordinary Shares” means the Company’s ordinary shares, nominal value €0.01 per share.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Prepayment” shall have the meaning specified in Section 3.2.

“Principal Amount” shall have the meaning specified in the preamble.

“Purchase Agreement” shall have the meaning specified in the preamble.

“Purchaser” shall have the meaning specified in the preamble.

“Securities Act” shall have the meaning specified in the legend above.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Tender Offer” shall mean the offer by Renesas Electronics Europe GmbH, a limited liability company incorporated under the laws of Germany (Gesellschaft mit beschränkter Haftung—GmbH), to purchase all of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, and Ordinary Shares issuable upon the exercise or conversion or exchange of any outstanding options, warrants, convertible securities, restricted share awards or rights to purchase, subscribe for, or be allocated Ordinary Shares of the Company, for U.S. $0.7575 per Ordinary Share and U.S. $3.03 per ADS, in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable, upon the terms and subject to the conditions set forth in the combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO filed with the U.S. Securities and Exchange Commission on September 11, 2023 (as amended and supplemented on October 4, 2023 and October 5, 2023 and as may be further amended or supplemented from time to time).

“Trading Day” shall mean any day on which trading in the ADSs generally occurs on the principal U.S. national securities exchange on which the ADSs are then listed or, if the ADSs are not then listed on U.S. national securities exchange, on the principal other market on which the ADSs are then traded; provided that “Trading Day” shall not include any day on which the ADSs are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the ADSs are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

“Transaction Documents” shall mean collectively, this Note, the Purchase Agreement, and the other documents and agreements entered into in connection with the transactions contemplated hereby and thereby.

ARTICLE II
PAYMENT OF INTEREST
Section 2.1     Interest.

(a)     Interest shall accrue on the Principal Amount (in each case computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) from November 8, 2023 until the Principal Amount (and any accrued and unpaid interest) is paid in full in cash. Interest shall accrue at an annual rate equal to 9.5% per annum (the “Interest Rate”), and shall be payable in full and together with the outstanding Principal Amount of this Note on the Maturity Date or, if earlier, (i) on the date of a Prepayment or, (ii) on the Acceleration Date.

(b)     In the event that the MoU is terminated and the Company or its Subsidiary materially breaches its obligations under Section 7.1.2 of the MoU, then concurrently with the payment of the Principal Amount (whether in connection with payment on or after the Maturity Date or the Acceleration Date, on the date of a Prepayment, or otherwise), the Company shall pay to the holder of this Note an additional amount of interest equal to 10% of the original Principal Amount (the “Incremental Interest Payment”).

(c)     In the event that the MoU is terminated and the Company Termination Fee is payable (and the Incremental Interest Payment has not already been paid), then concurrently with the payment of such Company Termination Fee, the Company shall pay to the holder of this Note the Incremental Interest Payment. Such Incremental Interest Payment shall be payable even if this Note has already been redeemed or paid off prior to the payment of such Company Termination Fee, notwithstanding any payoff letter or other confirmation of repayment received by the Company in connection with such earlier redemption or payoff. For clarity, the Incremental Interest Payment shall only be payable once.

Section 2.2     Maturity Date. “Maturity Date” means the maturity date of the Note, which shall be the earliest to occur of (a) the written demand by the holder of this Note for repayment after the successful consummation of the Tender Offer, (b) ninety (90) days after the earliest to occur of (i) the termination of the Tender Offer (otherwise than by reason of successful completion thereof) or (ii) the termination of the MoU, or (c) the date a Company Termination Fee is payable under the MoU. If the Maturity Date is not a Business Day, the Maturity Date shall be next succeeding Business Day.

Section 2.3     Acceleration Date. “Acceleration Date” means the date on which:

(a)     the Note has become immediately due and payable pursuant to Section 4.2(a); or

(b)     the holder of the Note has declared the Note to be immediately due and payable pursuant to Section 4.2(b);

provided that in each case that if the Acceleration Date is not a Business Day, the Acceleration Date shall be next succeeding Business Day.

ARTICLE III
PAYMENT OF PRINCIPAL ON NOTE

Section 3.1     Scheduled Payment. Unless redeemed as set forth below, the Principal Amount of this Note shall be due and payable in cash on the Maturity Date.

Section 3.2     Prepayment. At the Company’s exclusive option, the Company may, at any time prior to the Maturity Date but subject to a five (5) Business Days’ prior notice to the holder of the Note, redeem all (but not less than all) of the outstanding Principal Amount of this Note (“Prepayment”).

ARTICLE IV
EVENTS OF DEFAULT; REMEDIES ON DEFAULT

Section 4.1     Event of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)     the Company defaults in the payment of Principal Amount or interest on the Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise and such failure to pay is not cured within three (3) Business Days after the occurrence thereof;

(b)     the Company defaults in the performance of, or compliance with, any material term contained in any Transaction Document and the default is not remedied within thirty (30) days after the Company receives written notice of the default from Purchaser (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 4.1(b));

(c)     the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property or (v) is adjudicated as insolvent or to be liquidated;

(d)     any representation, warranty or certification made herein or pursuant to any Transaction Document by the Company was not true or correct in any material respect as of the time made;

(e)     the Company, any subsidiary of the Company or any of their respective affiliates fails to pay principal when due (whether at stated maturity or otherwise) or an uncured default exists that results in the acceleration of maturity of any indebtedness for borrowed money of the Company, any subsidiary of the Company or any of their respective affiliates in an aggregate amount in excess of $10,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within any applicable cure period set forth in the relevant agreement or instrument;

(f)     one or more final non-appealable judgments for the payment of money in any aggregate amount in excess of $10,000,000 shall be rendered against the Company, any subsidiary of the Company or any of their respective affiliates and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company, any subsidiary of the Company or any of their respective affiliates to enforce any such judgment;

(g)     an Event of Default under any other Note issued pursuant to the Purchase Agreement; or

(h)     a court or governmental authority of competent jurisdiction enters an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within sixty (60) days.

Section 4.2     Acceleration.
(a)     If an Event of Default with respect to the Company described in Section 4.1(c), Section 4.1(e) or Section 4.1(h) has occurred, the Note shall automatically become immediately due and payable.

(b)     If any other Event of Default has occurred and is continuing, the holder of the Note may, at any time, at its option, by notice to the Company, declare the Note to be immediately due and payable.

(c)     Upon the Note becoming due and payable under this Section 4.2, whether automatically or by declaration, the Note will forthwith mature and the entire unpaid Principal Amount and any accrued and unpaid interest shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived and without any additional fee, premium, make-whole, penalty or indemnity of any nature whatsoever.

(d)     This Section 4.2 is subject to the mandatory provisions of Book VI (Livre VI) of the French commercial code.

Section 4.3     Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 4.2, the holder of the Note may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, for an injunction against a violation of any of the terms hereof or thereof or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 4.4     No Waivers or Election of Remedies; Expenses. No course of dealing and no delay on the part of the holder of the Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. The Company shall pay the Principal Amount (including any accrued and unpaid interest) of the Note without any deduction for any setoff or counterclaim. No right, power or remedy conferred by the Purchase Agreement or by the Note upon the holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of the Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Article IV, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 4.5     Waiver of Demand. The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

ARTICLE V
CERTAIN COVENANTS OF THE COMPANY

Section 5.1     Protective Provisions. For so long as the Note is outstanding, the Company will not, without the consent of Purchaser, create, incur, assume or suffer to exist (collectively, “incur”) any indebtedness for borrowed money; provided, however, that this Section 5.1 will not prohibit the Company from incurring any of the following:

(a)     working capital indebtedness secured by a receivables facility not exceeding in the aggregate at any time $35 million less the then outstanding amount of any such indebtedness specified in clause (d) below;

(b)     indebtedness owed to a French government or European Union-related authority not exceeding in the aggregate at any time $40 million less the then outstanding amount of any such indebtedness specified in clause (d) below;

(c)     indebtedness that is subordinated to this Note not exceeding in the aggregate at any time $30 million less the then outstanding amount of any such indebtedness specified in clause (d) below;

(d)     indebtedness of the Company in existence on the date of this Note and specified on Exhibit C to the Purchase Agreement;

(e)     indebtedness under this Note or under the Purchase Agreement with respect to the Note;

(f)     intercompany indebtedness solely between or among the Company and any of its Subsidiaries; or

(g)     indebtedness constituting trade payables incurred in the ordinary course of business.

Section 5.2     Negative Pledge. For so long as the Note is outstanding, the Company will not grant a consensual security interest or pledge its personal property assets to another third-party lender in connection with debt for borrowed money (other than (i) purchase money security interests or capital leases incurred in the ordinary course of business, (ii) up to $35 million of working capital indebtedness secured by a receivables facility, and (iii) secured indebtedness owed at the date of this Note and listed on Part 1 of Exhibit C to the Purchase Agreement) without the consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed, in the case of a security interest or pledge granted or made to a strategic corporate partner or joint venture partner as a component of a financing transaction or other business relationship with a strategic corporate partner or joint venture partner (whether directly or involving an investment fund controlled by the relevant strategic corporate partner or joint venture partner).

ARTICLE VI
SUCCESSORS

Section 6.1     The Company May Consolidate, Combine, Merge, etc., only on Certain Terms. The Company shall not, in a single transaction or through a series of related transactions, consolidate, combine or merge with or into any other Person, or, directly or indirectly, sell, exchange, assign, convey, transfer , or otherwise dispose of, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person or group of affiliated Persons (in each case other than to one or more of its Subsidiaries), except that the Company may consolidate, combine or merge with or into, or sell, exchange, assign, convey, transfer, or otherwise dispose of, all or substantially all of its assets to another Person if:

(a)     the Company is the surviving Person or the resulting, surviving, transferee or successor Person (the “Successor Company”) (if other than the Company) is a corporation organized or existing under the laws of Canada or any province or territory thereof or the European Union or any province or territory thereof or France or Taiwan or the State of Israel or Japan or any territory thereof or the Republic of Korea or the United States, any state of the United States or the District of Columbia and expressly assumes, by an agreement supplemental hereto, all obligations of the Company under this Note and the other Transaction Documents including payment of the Principal Amount (and any accrued and unpaid interest) on the Note, and the performance and observance of all of the covenants and conditions of this Note and the other Transaction Documents to be performed by the Company; and

(b)     immediately after giving effect to such transaction, no Event of Default has occurred and is continuing.

Section 6.2     Successor Substituted. Upon any consolidation or combination of the Company with, or merger of the Company with or into, any other Person or any sale, exchange, assignment, conveyance, transfer, or other disposal of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person in accordance with Section 6.1, the Successor Company formed by such consolidation or combination or with or into which the Company is merged or to which such sale, exchange, assignment, conveyance, transfer, or other disposal is made shall succeed to, and may exercise every right and power of, the Company under this Note and the other Transaction Documents with the same effect as if such Successor Company had been named as the Company herein.

ARTICLE VII
TRANSFER OF THE NOTE

Notwithstanding anything herein to the contrary, the holder of this Note shall be entitled to transfer this Note in full and no less than in full at any time. Any such transfer shall be notified to the Company according to the terms hereof no later than on the day of transfer and be accompanied by updated wire instructions for the new holder of this Note; and upon any such transfer, any reference herein to “Purchaser” shall thereafter mean the holder of this Note.

ARTICLE VIII
AMENDMENT AND WAIVER

The provisions of this Note may only be amended with the written consent of the Company and the holder of this Note.

ARTICLE IX
CANCELLATION

After the entire Principal Amount and any accrued and unpaid interest owed on this Note has been paid in full or this Note has been redeemed in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

ARTICLE X
NOTICES

Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 8.4 of the Purchase Agreement.

ARTICLE XI
PAYMENTS

This Note is payable without relief from valuation or appraisement laws. All payments to be made to Purchaser of the Note shall be made in the lawful money of the United States of America in immediately available funds.

ARTICLE XII
PLACE OF PAYMENT

Payments of principal and interest shall be made by wire transfer to the account designated in writing by the Purchaser at or prior to the time of initial issuance of this Note, or to such other address or to the attention of such other person as specified by Purchaser upon prior written notice to the Company.

ARTICLE XIII
GOVERNING LAW

(a)     This Note and all issues hereunder and thereunder shall be governed by and construed in accordance with the internal laws of the French republic (without regard to principles of conflicts of law).

(b)     The parties agree that the courts competent in commercial matters within the jurisdiction of the Paris Court of Appeal (Cour d’appel de Paris) shall have exclusive jurisdiction (and are deemed to be a convenient forum for each party) as to resolution of any dispute.

ARTICLE XIV
SUBORDINATION

Section 14.1 Lynrock Note Subordination. The indebtedness evidenced by this Note is expressly subordinated in right of payment to the prior payment in full of all of the Company’s indebtedness evidenced by that Convertible Promissory Note dated as of April 9, 2021, by and between the Company and Lynrock Lake Master Fund LP (“Lynrock”), a Cayman Islands Exempted Limited Partnership (the “Lynrock Note”). The Company and Purchaser agree that Lynrock shall be deemed a third-party beneficiary to this Section 14.1.

Section 14.2 Ranking of Note. With the exception of the secured indebtedness owed to (i) BPCE Factor, (ii) the Fonds Commun de Titrisation Prederic Innovation 3 (represented by Acofi Gestion and Neftys Conseil) for the financing of the research tax credit receivable from the French government and (iii) the Lynrock Note, the Note and the Principal Amount (including any accrued and unpaid interest) in respect thereof and the interest accrued under the Note are the senior unsecured obligations of the Company and will rank pari passu in right of payment with all other senior unsecured obligations of the Company.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first above written in two (2) hard copies.

SEQUANS COMMUNICATIONS S.A.

By: /s/ Georges Karam
Name: Georges Karam
Title: Chief Executive Officer

[Signature page to the Note (Renesas Note November 2023) – Sequans Communications S.A.]